Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 6, 2014, relating to the consolidated financial statements of BinOptics Corporation as of December 31, 2013 and 2012, and for each of the years then ended, appearing in the Current Report on Form 8-K/A of M/A-COM Technology Solutions Holdings, Inc. filed with the U.S. Securities and Exchange Commission on February 2, 2015, and the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Sciarabba Walker & Co., LLP

Ithaca, New York

February 2, 2015